As filed with the Securities and Exchange Commission on February 22, 2022.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	36-2151613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Arthur J. Gallagher & Co.

2850 W. Golf Road

Rolling Meadows, Il 60008

(Address of Principal Executive Offices, Zip Code)

Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan

Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan

(Full Title of the Plan)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

2850 W. Golf Road

Rolling Meadows, Il 60008

(630) 773-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Feller

Gibson, Dunn & Crutcher LLP

2029 Century Park East, Suite 4000

Los Angeles, CA 90067-3026

(310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Arthur J. Gallagher & Co. (the “Company”) and the Arthur J. Gallagher & Co. Employees’ 401(k) Savings and Thrift Plan (the “401(k) Plan”), to register an additional 1,000,000 shares of the Company’s Common Stock, par value $1.00 per share (the “Common Stock”), to be offered and sold to accounts of eligible employees of the Company under the 401(k) Plan.

On a Registration Statement on Form S-8 (No. 333-252830), filed by the Company and the 401(k) Plan with the Securities and Exchange Commission (the “Commission”) on February 8, 2021 (the “Prior 401(k) Registration Statement”), the Company and the 401(k) Plan previously registered 1,000,000 shares of Common Stock to be offered and sold to accounts of eligible employees of the Company under the 401(k) Plan.

This Registration Statement is also filed by the Company to register an additional 100,000 shares of the Common Stock to be offered and sold to accounts of eligible employees of the Company under the Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan (the “Supplemental Plan”).

On a Registration Statement on Form S-8 (No. 333-221274), filed by the Company with the Commission on November 1, 2017 (the “Prior Supplemental Plan Registration Statement” and together with the Prior 401(k) Registration Statement, the “Prior Registration Statements”), the Company previously registered 300,000 shares of Common Stock to be offered and sold to accounts of eligible employees of the Company under the Supplemental Plan.

In accordance with General Instruction E to Form S-8, the Company hereby incorporates by reference the Prior Registration Statements except as the same may be modified by the information set forth in this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be delivered to participants in the 401(k) Plan as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed by the Company with the SEC but constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 4. Description of Securities.

Supplemental Savings and Thrift Plan (Supplemental Plan)

The Supplemental Plan is a non-qualified deferred compensation plan that allows certain highly compensated employees to defer a portion of their compensation until their retirement or a future date. The Company makes matching contributions to the Supplemental Plan (up to a maximum of the lesser of a participant’s elective deferral of base salary, annual bonus, quarterly bonuses and commissions or 5.0% of eligible compensation, less matching amounts contributed under the Company’s 401(k) plan).

The obligations of the Company under the Supplemental Plan (the “Supplemental Plan Obligations”) are unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Supplemental Plan, along with any interest deemed to accrue on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The Compensation Committee establishes from time to time the hypothetical investment(s) made available under the Supplemental Plan from time to time, which may include investments in the Company’s common stock, for purposes of valuing participant accounts.

The Board of Directors of the Company reserves the right to amend or terminate the Supplemental Plan at any time.

The Supplemental Plan Obligations are not convertible into another security of the Company. The Supplemental Plan Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.1 to our Form 10-Q Quarterly Report for the quarterly period ended June 30, 2008).

4.2	Amended and Restated By-Laws of Arthur J. Gallagher & Co. (incorporated by reference to Exhibit 3.2 to our Form 10-Q Quarterly Report dated October 30, 2020).

4.3	The Arthur J. Gallagher & Co. Supplemental Savings and Thrift Plan, as amended and restated effective October 20, 2020 (incorporated by reference to Exhibit 10.15 to our Form 10-K Annual Report dated February 8, 2021).

*5.1	Opinion of Gibson, Dunn & Crutcher LLP.

*23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

*23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

*23.3	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

*24.1	Form of Power of Attorney (included on the signature page of this registration statement).

*107.1	Filing Fee Table.

*	Filed herewith.

The Company will submit or has submitted the 401(k) Plan and any amendments thereto to the U.S. Internal Revenue Service (the “IRS”) in a timely manner in accordance with the agency’s regulations and has made or will make all changes required by the IRS in order to qualify the plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on this 22nd day of February, 2022.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Douglas K. Howell
Douglas K. Howell
Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the 401(k) Plan certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on this 22nd day of February, 2022.

ARTHUR J. GALLAGHER & CO. EMPLOYEES’ 401(K) SAVINGS AND THRIFT PLAN

By:	/s/ Richard C. Cary
Richard C. Cary
Controller

POWER OF ATTORNEY

We, the undersigned directors and officers, do hereby severally constitute and appoint Walter D. Bay and Douglas K. Howell, and each of them severally, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys-in-fact and agents may deem necessary or advisable to enable Arthur J. Gallagher & Co. to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement on Form S-8, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments (including pre- and post- effective amendments) hereto and any related Registration Statement and amendments thereto; and we do each hereby ratify and confirm all that said attorneys-in-fact and agents shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ J. Patrick Gallagher, Jr. J. Patrick Gallagher, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	February 22, 2022

/s/ Douglas K. Howell Douglas K. Howell	Vice President and Chief Financial Officer (Principal Financial Officer)	February 22, 2022

/s/ Richard C. Cary Richard C. Cary	Controller (Principal Accounting Officer)	February 22, 2022

/s/ Sherry S. Barrat	Director	February 22, 2022
Sherry S. Barrat

/s/ William L. Bax	Director	February 22, 2022
William L. Bax

/s/ Teresa H. Clarke	Director	February 22, 2022
Teresa H. Clarke

/s/ D. John Coldman	Director	February 22, 2022
D. John Coldman

/s/ Christopher C. Miskel	Director	February 22, 2022
Christopher C. Miskel

/s/ David S. Johnson	Director	February 22, 2022
David S. Johnson

/s/ Kay W. McCurdy	Director	February 22, 2022
Kay W. McCurdy

/s/ Ralph J. Nicoletti	Director	February 22, 2022
Ralph J. Nicoletti

/s/ Norman L. Rosenthal	Director	February 22, 2022
Norman L. Rosenthal

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